Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-204494 and No. 333-197226) of Tarena International, Inc. of our report dated April 20, 2016, with respect to the consolidated balance sheets of Tarena International, Inc. as of December 31, 2014 and 2015, and the related consolidated statements of comprehensive income, changes in equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 20-F of Tarena International, Inc.

/s/ KPMG Huazhen LLP
KPMG Huazhen LLP

Beijing, China
April 20, 2016